Exhibit 99.1

Desert Peak Minerals and Falcon Minerals Corporation Announce Completion of Merger

06/07/2022

Combined Company Rebranded Sitio Royalties Corp. (NASDAQ: STR)

Sitio Poised to Become Leading Oil-Weighted Mineral and Royalty Interest Consolidator

DENVER—(BUSINESS WIRE)— Desert Peak Minerals (“Desert Peak”) and Falcon Minerals Corporation (“Falcon”) today announced the successful completion of their merger, creating Sitio Royalties Corp. (Nasdaq: STR) (the “Company” or “Sitio”), a premier, shareholder returns-driven company focused on large-scale consolidation of high-quality oil & gas mineral and royalty interests across diversified operators.

With a proven track record of completing large, accretive acquisitions in the Permian Basin, Sitio is poised to become a top consolidator in the space. Guided by a disciplined financial philosophy and strong balance sheet, Sitio will focus on maximizing value for all stakeholders and returning significant cash to shareholders.

On June 3, 2022, prior to the consummation of the merger, Falcon effected a four-to-one reverse stock split of Falcon’s Class A common stock and Class C common stock and formally rebranded as Sitio Royalties Corp. The Company’s Class A common stock and warrants will initially continue trading on Nasdaq under the ticker symbols “STR” and “STRDW.” In connection with the closing of the merger, the Company entered into a new credit facility with a $300 million borrowing base.

In accordance with the terms of the merger agreement, Desert Peak became a subsidiary of Falcon’s operating partnership (“OpCo”). Desert Peak’s equity holders received 61,905,339 shares of the Company’s Class C common stock and a corresponding number of common units representing limited partner interests in OpCo.

Chris Conoscenti, CEO of Sitio, said: “Sitio is guided by its commitments to best-in-class leadership and governance standards, capital discipline and a thoughtful approach to value-maximizing M&A. Sitio’s distinguished profile as a leading consolidator in the minerals and royalties space will only continue to strengthen over time with the execution of our proven strategy, focusing on large-scale accretive acquisitions across diversified operators.”

Noam Lockshin, Chairman of Sitio’s Board of Directors, said: “In line with Kimmeridge’s operating philosophy, Sitio has already adopted a best-in-class governance model that is structured to drive long-term shareholder returns and strong alignment with all its stakeholders. When leadership and directors are incentivized to drive outperformance and to optimize shareholder returns, as they are at Sitio, everyone wins. We believe this is the backbone of any successful public company, and Sitio is leading the way in this space.”

Sitio Senior Leadership Team and Board of Directors

As previously announced, Sitio will be managed by the legacy Desert Peak management team, led by current Chief Executive Officer, Christopher Conoscenti. Noam Lockshin, a Partner at Kimmeridge, Sitio’s largest equity holder, will serve as Chairman of the Board of Directors. The Board comprises seven members with strong independence, diversity and deep expertise across energy, finance and governance: Noam Lockshin, Morris R. Clark, Christopher L. Conoscenti, Alice E. Gould, Allen W. Li, Claire R. Harvey and Steven R. Jones.

Stock Exchange Listing Transfer

As previously announced, the Company plans to transfer the listing of its Class A common stock and warrants from Nasdaq to the New York Stock Exchange (“NYSE”) and NYSE American LLC, respectively, on or about June 14, 2022, where the Company’s Class A common stock will retain the same ticker symbol “STR,” and the warrants will trade under the new ticker symbol “STR WS.” The Company’s Class A common stock and warrants will be delisted from Nasdaq in connection with listing on NYSE and NYSE American LLC.

About Sitio Royalties Corp.

Sitio is a shareholder returns-driven company focused on large-scale consolidation of high-quality oil & gas mineral and royalty interests across premium basins, with a diversified set of top-tier operators. With a clear objective of generating cash flow from operations that can be returned to shareholders and reinvested, Sitio has accumulated over 140,000 net royalty acres (“NRAs,” when normalized to a 1/8th royalty equivalent) through the consummation of over 180 acquisitions to date. More information about Sitio, including an updated investor presentation, is available at www.sitio.com.

Forward Looking Statements

This new release contains statements that may constitute “forward-looking statements” for purposes of federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company’s expected benefits of the merger between Falcon and Desert Peak; future dividends; and future plans, expectations, and objectives for the Company’s operations, including statements about strategy, synergies, future operations, financial position, prospects, and plans. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance, and financial condition to differ materially from our expectations and predictions. See “Risk Factors” in Falcon’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 5, 2022 for a discussion of risk factors related to the merger between Falcon and Desert Peak and Desert Peak’s business. See also Part I, Item 1A “Risk Factors” in Falcon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Part II, Item 1A “Risk Factors” in Falcon’s Quarterly Reports on Form 10-Q, each filed with the SEC for a discussion of risk factors that affect Falcon’s business. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Sitio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

IR contact:

Ross Wong

(720) 640-7647

IR@sitio.com

Media contact:

Daniel Yunger or Hallie Wolff

Kekst CNC

Kekst-Sitio@kekstcnc.com

Source: Sitio Royalties Corp.